Exhibit 99.1

Phathom Pharmaceuticals Announces Placement of the Remaining $40 Million in Non-Dilutive Capital under its up to $300 Million Revenue Interest Financing Agreement

•	Up to $40 million committed, resulting in total financing of up to $300 million available to Phathom with total royalty payments capped at 2.0x invested capital

•	Provides agreement for additional $15 million upon FDA approval of vonoprazan for treatment of erosive esophagitis (EE) and $25 million for achievement of a sales milestone

FLORHAM PARK, N.J., November 1, 2022 — Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases and disorders, today announced that up to an additional $40 million in non-dilutive capital has been secured from an additional investor under the terms of Phathom’s revenue interest financing agreement announced on May 4, 2022.

Up to $40 million has been committed, comprised of $15 million upon FDA approval of vonoprazan for treatment of EE, and $25 million upon achievement of a sales milestone. This additional potential funding is subject to the revenue interest financing agreement with Sagard Healthcare Partners, NovaQuest Capital Management, and Hercules Capital, Inc. (NYSE: HTGC) which provided Phathom with the option to add additional investors for up to $40 million in additional funding. This additional $40 million in potential funding increases the total financing available to Phathom under the agreement to up to $300 million.

In exchange for the commitment to provide these cash payments, the investors will receive a 10% royalty on Phathom’s net sales of products containing vonoprazan. The royalty payment will be reduced to 1% on incremental net sales that exceed certain annual thresholds following regulatory approval of vonoprazan for symptomatic non-erosive reflux disease (NERD). The total royalties payable by Phathom to the investors are capped at 2.0x of the total payments received from the investors. Upon achievement of the cap amount, the agreement will terminate.

Morgan Stanley & Co. LLC acted as sole structuring agent on the transaction.

About Phathom Pharmaceuticals, Inc.

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases and disorders. Phathom has in-licensed the exclusive rights in the United States, Europe, and Canada to vonoprazan, a first-in-class potassium-competitive acid blocker (PCAB). Vonoprazan-based regimens are approved in the U.S. as part of a co-packaged product in combination with antibiotics for the treatment of H. pylori infection in adults, marketed as VOQUEZNA™ TRIPLE PAK™ (vonoprazan, amoxicillin, clarithromycin) and VOQUEZNA™ DUAL PAK™ (vonoprazan, amoxicillin). Phathom has a New Drug Application under review by the FDA for vonoprazan in erosive esophagitis (EE) and is studying the use of vonoprazan for the treatment of non-erosive reflux disease (NERD). For more information about Phathom, visit the Company’s website at www.phathompharma.com and follow the Company on LinkedIn and Twitter.

CONTACTS

Media and Investor Contact:

Nick Benedetto

1-877-742-8466

media@phathompharma.com

ir@phathompharma.com

© 2022 Phathom Pharmaceuticals. All rights reserved.

VOQUEZNA, VOQUEZNA TRIPLE PAK, VOQUEZNA DUAL PAK, Phathom Pharmaceuticals, and their respective logos are registered trademarks or trademarks of Phathom Pharmaceuticals, Inc.